As filed with the Securities and Exchange Commission on May 23, 2008

Registration No.  333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement
under
The Securities Act of 1933

Orleans Homebuilders, Inc.

(Exact name of registrant as specified in its charter)

Delaware	59-0874323
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

3333 Street Road, Suite 101, Bensalem, Pennsylvania  19020

(Address of principal executive offices)  (Zip Code)

Orleans Homebuilders, Inc.

Second Amended and Restated 2004 Omnibus Stock Incentive Plan

(Full title of the plan)

Garry P. Herdler
Executive Vice President and Chief Financial Officer

Orleans Homebuilders, Inc.
3333 Street Road, Suite 101

Bensalem, Pennsylvania  19020

(Name and address of agent for service)

(215) 245-7500

(Telephone number, including area code, of agent for service)

Copies to:

Michael E. Plunkett, Esquire
WolfBlock LLP
1650 Arch Street
Philadelphia, PA  19103
(215) 977-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.10 par value per share	240,000	$4.65	(2)	$1,116,000	$43.86
Common Stock, $.10 par value per share	180,000	$4.03	(2)	$725,400	$28.51
Common Stock, $.10 par value per share	1,180,000	$4.97	(3)	$5,864,600	$230.48
TOTAL	1,600,000			$7,706,000	$302.85

(1)           Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)           Calculated pursuant to Rule 457(h) under the Securities Act based upon the price at which options may be exercised.

(3)           Calculated pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Registrant’s common stock on May 22, 2008 as quoted on the American Stock Exchange.

PART I

A prospectus setting forth the information required by Part I of Form S-8 will be sent or given to participants in the Second Amended and Restated Orleans Homebuilders, Inc. 2004 Omnibus Stock Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated into this Registration Statement by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, filed with the Securities and Exchange Commission on September 13, 2007.

(b) The Registrant’s Quarterly reports on Form 10-Q for the fiscal quarter ended September 30, 2007, filed with the Securities and Exchange Commission on November 9, 2007, for the fiscal quarter ended December 31, 2007, filed with the Securities and Exchange Commission on February 8, 2008 and for the fiscal quarter ended March 31, 2008, filed with the Securities and Exchange Commission on May 12, 2008.

(c) The Registrant’s Current Reports on Form 8-K, filed with the Securities and Exchange Commission on August 13, 2007, September 12, 2007 (for the period ending September 6, 2007), September 12, 2007 (for the period ending September 12, 2007), October 3, 2007, November 7, 2007, November 16, 2007, December 11, 2007, December 28, 2007, January 2, 2008, January 3, 2008, January 7, 2008, February 1, 2008 and May 13, 2008.

(d) The Registrant’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on October 29, 2007.

(e) The description of the Registrant’s shares of common stock, $0.10 par value per share (the “Common Stock”), contained in the Registration Statement on Form 8A filed by the Registrant with the Securities and Exchange Commission on September 10, 1980 to register such securities under the Securities Exchange Act of 1934, including all amendments and reports filed for the purpose of updating such description.

(f) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

For information regarding provisions under which a director or officer of the Registrant may be insured or indemnified in any manner against any liability which he may incur in his capacity as such, reference is made to Section 145 of the Delaware General Corporation Law, which provides in its entirety as follows:

“(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the

Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

See also Article Seven of the Registrant’s Certificate of Incorporation, as amended, which obligates the Registrant, and Article V of the Registrant’s By-Laws, which grants the Registrant the power, to indemnify its directors, officers, employees and agents.  Section 5.8 of Article V of the Registrant’s Bylaws, as amended, further permits the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or who is or was serving at the Registrant’s request as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of Article V of the Registrant’s Bylaws.  The Registrant has purchased directors’ and officers’ liability insurance.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

The following Exhibits are filed as part of this Registration Statement:

4.1           Second Amended and Restated Orleans Homebuilders, Inc. 2004 Omnibus Stock Incentive Plan

5.1           Opinion of  WolfBlock LLP

23.1         Consent of PricewaterhouseCoopers LLP

23.2         Consent of WolfBlock LLP
(contained in Exhibit 5.1)

24.1         Power of Attorney (included on signature pages of this Registration Statement)

Item 9.    Undertakings.

A.            The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the

Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bensalem, State of Pennsylvania, on this 23rd day of May, 2008.

ORLEANS HOMEBUILDERS, INC.

By:	BENJAMIN D. GOLDMAN
Benjamin D. Goldman
Vice Chairman of the Board of Directors

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Benjamin D. Goldman and Garry P. Herdler, acting individually, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

JEFFREY P. ORLEANS	Chairman of the Board of Directors	May 23, 2008
Jeffery P. Orleans	and Chief Executive Officer (Principal Executive Officer)

GARRY P. HERDLER	Executive Vice President	May 23, 2008
Garry P. Herdler	and Chief Financial Officer (Principal Financial Officer)

MARK WEAVER	Vice President and Controller	May 23, 2008
Mark Weaver	(principal accounting officer)

MICHAEL T. VESEY	President, Chief Operating Officer	May 23, 2008
Michael T. Vesey	and Director

BENJAMIN D. GOLDMAN	Vice Chairman of the Board of	May 23, 2008
Benjamin D. Goldman	Directors

JEROME S. GOODMAN	Director	May 23, 2008
Jerome S. Goodman

ROBERT N. GOODMAN	Director	May 23, 2008
Robert N. Goodman

ANDREW N. HEINE	Director	May 23, 2008
Andrew N. Heine

DAVID KAPLAN	Director	May 23, 2008
David Kaplan

LEWIS KATZ	Director	May 23, 2008
Lewis Katz

ROBERT M. SEGAL	Director	May 23, 2008
Robert M. Segal

JOHN W. TEMPLE	Director	May 23, 2008
John W. Temple

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit No.	Document

4.1	Second Amended and Restated Orleans Homebuilders, Inc. 2004 Omnibus Stock Incentive Plan

5.1	Opinion of WolfBlock LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of WolfBlock LLP (contained in Exhibit 5.1)

24	Power of Attorney (included on signature pages of this Registration Statement)